Via Facsimile and U.S. Mail
Mail Stop 03-09


June 2, 2005


Mr. Jonas V. Alsenas
Chief Executive Officer
Prana Biotechnology Limited
Level 2, 369 Royal Parade
Parkville, Victoria 3052
Australia

Re:	Prana Biotechnology Limited
	Form 20-F for the fiscal year ended June 30, 2004
File No. 0-49843

Dear Mr. Alsenas:

We have completed our review of your Form 20-F and have no further comments at this time.

								Sincerely,


								Joel Parker
								Accounting Branch Chief
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Mr. Alsenas
Prana Biotechnology Limited
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